Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2025, relating to the consolidated financial statements of NovaBay Pharmaceuticals, Inc., which appears in its Annual Report on Form 10-K for the year ended December 31, 2024 and 2023.

/s/ WithumSmith+Brown, PC

New York, New York

November 25, 2025